As filed with the Securities and Exchange Commission on July 14, 2000.

					Registration Number: 33-_____________

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933.

                         Salient Cybertech, Inc.
           (Exact name of registrant as specified in its charter)

                Delaware                               35-1990559
        (State or other jurisdiction of               (I.R.S. Employer
Identification Code incorporation or organization)     Number)

Salient Cybertech, Inc.               Paul Sloan, President
1999 Lincoln Drive                    Salient Cybertech, Inc.
Suite 202, Sarasota FL 34236          1999 Lincoln Drive
(941) 953-6168                        Suite 202, Sarasota FL 34236
(Address, including zip code          (941) 953-6168
and telephone number, including       (Address, including zip code and
area code of Registrants principal     telephone number, including
offices and principal place of         area code of agent for service)
Business)

                   Consulting Agreement with David J. Feingold, Esq. Consulting Agreement with Peter Markus

                           (Full title of Plan)

Copies to:
Bernabe B. Diaz, Esq.                    David J. Feingold, Esq.
c/o Corporate Services Group             3300 P.G.A. Boulevard
71 Stony Hill Rd., 2nd Flr.              Suite 410
Bethel, CT 06801                         Palm Beach Gardens, FL 33410

                     CALCULATION OF REGISTRATION FEE*
________________________________________________________________________
                                        Proposed Maximum
Title of       Common Shares to be   Offering    Aggregate     Amount of
each class     Registered            Per Unit    Offering      Registration
of                                               Price         Fee
Securities
to be
Registered      675,000              $0.33      $222,750       $58.80
Common
Stock, par
value-$.001




________________________________________________________________________
*Pursuant to the provisions of S.E.C. Rule 16, the Registrant is registering such additional Securities as may be issuable pursuant to applicable anti-dilutive obligations of the Registrant with reference to the securities registered.

                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3		Incorporation of Documents by Reference

	The following documents, which have been filed by Salient
Cybertech, Inc. (the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

a) the Registrant's Registration statement on Form 10-SB, SEC File Number 000-28772, Filed on September 4, 1996.

b) the Registrant's Report on Form 8K, Filed on September 24, 1999, and amended on October 29, 1999 and December 27, 1999, February 22, 2000, March 29, 2000, April 25, 2000, May 1, 2000, May 5.

c) the Registrant's Report on Form 10-QSB, SEC File Number 000-28772, Filed on November 13, 1999, and on May 15, 2000.

d)      the Registrant's Report on Form 10-KSB, Filed on March 31, 2000.

	 All documents files by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall, except to the extent otherwise provided by any rule promulgated by the Securities and Exchange Commission, be deemed incorporated by reference in this Registration statement and to be part hereof from the date of filing such document.

Item 4		Description of Securities

        The Registrant is authorized to issue 80,000,000 shares of Common Stock, with a par value of $0.001. Immediately prior to this offering 5,100,000 shares of Common Stock were outstanding and held of record by approximately 350 persons. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or pre-emptive rights. The
Common Stock currently outstanding is (and the Shares being used pursuant to this prospectus will be) validly issued, fully paid and non-assessable. In the event of liquidation of the Registrant, the holders of Common Stock will share equally in any balance of the Registrant's assets available for distribution to them after satisfaction of creditors and the holders of the Registrant's senior securities. The Registrant may pay dividends, in cash or in securities or other property when and declared by the board of directors from funds legally available therefor, but has paid no cash dividends on its Common Stock.

Item 5		Interests of Named Experts and Counsel

        Bernabe B. Diaz, Esquire, the Registrant's General Counsel, owns 1,500 shares of the Registrant's common stock for which he paid
$1,500.00. Mr. Diaz is the attorney providing the legal opinion required by the Registration Statement.

Item 6		Indemnification of Directors

	In accordance with General Corporation Laws of the State of Delaware which were in effect at the time of Registrant was incorporated, the Registrant's Board of Directors adopted by resolution, as further set forth in the Registrant's by laws, provisions relative to indemnification of its Officers and Directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the defense of any proceeding or threatened proceeding to which such person was or is a party, or is threatened to be made a party by reason of the fact that such person was or is an officer or director, provided that, (i) such director or officer acted in good faith or in manner reasonably believed by him to be in the best interests of the corporation to procure a judgment in its favor. In the latter case, the power to indemnify extends to expenses actually or reasonably incurred in connection with the defense or settlement of any proceeding if such person (i) acted in good faith, and (ii) in the manner such officer and director believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person would use under similar circumstances. No indemnification will be made in respect of any claim, issue or matter, as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to corporation unless, and only to extent that, the court in which such action or suit was brought shall determine upon an application of that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper. Otherwise, indemnification for an officer and director meeting the applicable standards of conduct is determined by a majority of the disinterested directors or shareholders or upon application by the corporation, such officer or director or his attorney, to the court in which such proceeding was pending. Notwithstanding the foregoing, The Registrant is contemplating amending its indemnification of officers and directors to allow the Registrant to utilize the broader indemnification now allowed under the Delaware Corporation Act.

	The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.


Item 7		Exemption From Registration Claimed

	Not applicable.

Item 8		Exhibits

4.	Constituent Documents:

	.1	Original Articles of Incorporation*
	.11	1st Amendment to Articles of Incorporation*
 	.12	2nd Amendment to Articles of Incorporation*
	.2	Original Bylaws*
        .21     Current Bylaws, as amended.*

5.      Opinion of Bernabe B. Diaz, Esq. at page 6.

10.     Consulting Agreements with Peter Markus at page 7.

10.1    Consulting Agreement with David J. Feingold at page 11.

___________
* Filed with the Registrant's Current Report on Form 8K and Exhibits appended thereto, as amended, Securities and Exchange Commission (Filed on October 29, 1999).




Item 9		Undertakings

(a)      Rule 415 offering.

1.	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2)	That, for the purpose of determining any liability under
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) Filings incorporating subsequent Exchange Act documents by reference.

	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)      Filings of registration statement on Form S-8.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, in the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8A and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida on February 24, 2000.

                      Salient Cybertech, Inc.

                             By:/s/Paul Sloan/s/
                             Paul Sloan, President





Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:   February 24, 2000

                       By:  /s/Paul Sloan/s/
                               Paul Sloan, President & Director

                               EXHIBIT 5.1

              Opinion of Bernabe B. Diaz, Registrant's Counsel

July 14, 2000

Securities and Exchange Commission
Washington, D.C. 20549

		Re: Salient Cybertech Inc.

Gentlemen:

	This opinion is given in connection with the filing of the registration number 33-
________(the "Registration Statement") filed with the United States Securities and Exchange Commission, as it pertains to 675,000 shares of Salient Cybertech, Inc.'s (the "Registrant") common stock, with a par value of $0.001 to be issued to Peter Markus and David J. Feingold pursuant to the terms of a consulting agreement with David J. Feingold dated May 5, 1999 and a consulting agreement with Peter Markus dated February 24, 1999.

	Certain terms used in this opinion characterized by initial capital letter have been meaning set forth in the Registration Statement. We have examined the originals and copies of corporate instruments, certificates and other documents of the Registrant and interviewed representatives of the Registrant to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth. A major portion of our investigation of the Registrant involved review of 34 Act reports heretofore filed by the Registrant, the information contained therein having been presumed to be accurate.

	In such examination we have assumed the genuines of all signatures and authenticity of all documents submitted to us as certified and photostat copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certifications of officers or representatives of the Registrant.

	Based on the foregoing, we are of opinion that the 675,000 shares of the registrant's common stock referred to in the Registration
Statement will, upon issuance after payment therefor, be fully paid and non-assessable and there is no personal liability to the owners thereof.

	This law firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement; however, this opinion is limited to the facts set forth herein and is not to be interpreted as an opinion that the Registration Statement has been properly prepared, or provides all required disclosure.

                                                Very truly yours,
                                               /s/Bernabe B. Diaz/s/
                                                  Bernabe B. Diaz

                               AGREEMENT

        THIS AGREEMENT (the "Agreement"), dated the 24th day of February, 2000, is made and entered into by and between SALIENT CYBERTECH, INC. (hereinafter referred to as "SCI"), a Public Company incorporated pursuant to the laws of Delaware, OF THE FIRST PART, and Peter Markus (hereinafter referred to as "Consultant"), OF THE SECOND PART.

                            P R E A M B L E :

	WHEREAS, SCI desires to engage the Consultant as its primary mergers and acquisitions consultant, SEC filings consultant, and general management consultant; and

WHEREAS the Consultant has performed the abovementioned services for a substantial amount of time without adequate compensation and SCI is desirous of continuing of continuing the relationship; and

	WHEREAS the Consultant wishes to continue to provide the abovestated services to SCI;

        NOW, THEREFORE, in consideration for the Consultant's agreement to render the hereinafter described services, as well as of the premises, the sum of TEN ($10) DOLLARS, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

WITNESSETH:

                               ARTICLE ONE
                           CONSULTANT SERVICES

1.1	The Consultant shall perform the following services for SCI:

(a) Consultant will provide detailed studies and reports as required with respect to mergers and acquisitions, as requested by SCI.

(b)	Consultant shall aid in the drafting of and review and comment upon all Securities and Exchange Commission Filings, and upon any and all actions requiring either Federal or State filings, including NASD filings, and upon any and all press releases.

(c)	Consultant shall work with SCI to further develop its management structure and its Board of Directors, and to plan its strategy in acquiring companies that will meld with SCI's development plans.
Consultant will also review any and all expansion plans, including expansion by takeover, and comment on the desirability and feasibility of the said plans, and will develop plans of action for any general plans for expansion as required.

(d) SCI hereby irrevocably agrees to keep Consultant apprised of all material matters involving the SCI, as required to permit
Consultant to fully, properly and legally perform its duties hereunder.

(e) Consultant shall submit fortnightly reports to SCI on its progress to date.


                               ARTICLE TWO
                    FEES, EXPENSES, AND TERMINATION

2.1	Fees


(a)	The Consultant shall be entitled to a fee of 275,000 free trading shares within 7 working days of the execution of this agreement for the sum of $$0.33 per share, said sum having been earned by Consultant. The said shares shall be issued to each consultant on a pari passu basis.

(b)	The Consultant further is granted an option for the purchase of
450,000 shares for the sum of $2.00 per share, said option to be exerciseable for a period of 2 years from the execution of this agreement.


2.2	Expenses

	Consultant shall bear all its own expenses in providing the services herein, provided however, that major extraordinary expenses such as annual reports when authorized in advance by SCI, shall be borne by SCI. All travel, telephone, and board and lodging expenses shall be borne by the Consultant.

2.3	Term and Termination

(a)	This agreement shall be for a period of 5 years, and may not be terminated by the Consultant.

	This Agreement may be terminated by SCI at will and without cause. In the event of termination, no further payments shall be due to Consultant.

                               ARTICLE THREE
                               MISCELLANEOUS

3.1	All notices, demands or other written communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      TO CONSULTANT: Peter Markus, 71 Stony Hill Road, Bethel CT 06801;

        TO SCI: Salient Cybertech, Inc., PO Box 35287, Sarasota FL. 34242;

in each case, with copies to such other address or to such other persons as any Party shall designate to the others for such purposes in the manner herein above set forth.

3.2	Time shall be of the essence in this Agreement.

3.3	This Agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

3.4	This Agreement, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

3.5	This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. Any and all disputes arising under this Agreement whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the State of New York.
Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of the State of New York.

3.6	The parties hereto shall sign such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and do or cause to be done all such other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement and every part thereof.

3.7	The headings used herein are inserted for convenience of reference only and shall not affect the construction of, or interpretation of, this Agreement.

3.8	In the event that any Article or section of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of the provisions hereof, but such part shall be fully severable, and this Agreement shall be construed and enforced as if such invalid or unenforceable part had never been inserted herein and the parties do hereby agree that they would have signed this Agreement without such invalid or unenforceable part included herein.

3.9	In this Agreement words importing the singular number only shall include the plural and vice versa; and words importing the masculine gender shall include the feminine and vice versa.

3.10	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.

3.11	Where the date for the expiry of any time period or for the
closing of any thing hereunder expires or falls upon a day which is not a Business Day, the time so limited extends to and the thing shall be done on the day next following that is a Business Day.


		IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED	)
               in the presence of       )
                                        )    /s/Paul Sloan/s/
                                        )    SALIENT CYBERTECH, INC.

                                        )    per: Paul Sloan, CEO
                                        )
                                        )    /s/Peter Markus/s/
                                        )       Peter Markus

          This Amended and Restated Legal and Consulting Engagement Agreement ("Agreement") is made this 5th day of May, 1999 by and between Feingold & Kam, an international business company
and  an  entity   which provides  legal  services  and  investment
banking  consultation   services (hereinafter  "Consultant")and
Sloan  Electronics,  Inc.,  a  Delaware Corporation (hereinafter
"Company").

        RECITALS:
          Whereas, Company and Consultant originally entered into an agreement on or about January 22nd of 1999 for the provision of services by the Consultant to the Company; and

Whereas, the Company and Consultant previously and mutually agreed to void said prior agreement and have since been working together and desire to recognize their relationship in writing.

NOW, THEREFORE, for and in consideration of valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following:

1.   SERVICES.     Consultant shall provide the following services  to
the Company and the Company agrees that the Consultant shall be the only entity to provide said services unless the parties mutually agree to additional firms, persons or entities to also be providing these services (hereinafter the "Services"):

a. Assist in raising all capital necessary for the operation of Company
b. Assist in all public relations matters regarding the operation of the Company
c. Assist in creating strategic plans to help the Company's stock grow and be stable
d.  Assist in meeting  National Association of Securities
Dealer's requirements
e.  Assist in the creation of mergers and acquisitions
f. Provide all legal services necessary for the completion of a merger and/or acquisition
g. Provide all legal services necessary for the creation of contracts and the compliance with laws regarding the daily operation of the Company
h. Obtain market makers and broker dealers for involvement in the securities transactions of the Company
i. Obtain retail brokerage and analyst involvement of the Company's stock
j.  Hire public relations firms

2. DURATION OF THE AGREEMENT. This Agreement shall be in effect from the date of execution of this Agreement until such time as either party desires to terminate this Agreement. Notification of a desire to terminate this Agreement shall be provided by one party to the other via Certified Mail, Return Receipt. Thereafter, thirty days after the receipt of said letter of termination, this Agreement shall be terminated. The purpose of this clause is to permit each party to be continuously satisfied with the conduct of the other and thereby maintain this Agreement so long as each party satisfies the other.

3.  REPRESENTATIONS OF THE COMPANY.     The Company Represents and
Warrants that all free trading stock that is in the possession of either the Company, its officers, directors, agents, affiliates, employees, beneficial holders of more than five percent of the Company's Stock or those persons who have received stock via a private placement or securities act exemption; have been disclosed to the Consultant and shall not trade in the open market without prior notification to Consultant. Company understands that this term has been placed in this Agreement because any attempt by Consultant to perform its Services could be dramatically affected by an increase in the public float of the Company and thereby Consultant must have adequate assurances as to the amount of and location of the freely trading float of stock at all times.

4.   COMPENSATION.   The  Company agrees to pay  Consultant  the
following compensation (the "Compensation") for the Services:

a. The Company acknowledges that it does not have the working capital to pay cash monies to the Consultant nor does the Company possess securities that are freely trading and/or registered with which to pay the Consultant. Therefore, the Company shall permit the Consultant to purchase restricted shares and/or negotiate to purchase shares of stock from officers/directors/shareholders of the Company. The Company may in its discretion repay any officers/directors/shareholders who pay Consultant on behalf of the Company and the Consultant may act as escrow and/or receive valuable consideration for assisting the Company in completing any of the Services. Compensation shall be based on a per task basis based on the level and extent of the Services provided and the mutual agreement of the parties hereto.

5. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida and venue shall only be appropriate in Palm Beach County, Florida.

6. WAIVER OF CONFLICT. The Company acknowledges that many of the companies and individuals with which the Company may conduct business with by virtue of introduction by the Consultant are in fact companies and individuals that the Consultant has represented in the past and/or may represent in the future. The Company specifically waives any claim of conflict of interest against Consultant and the Company understands that many of Consultant's contacts who may perform services or do business with the Company are in fact past and/or present and/or future clients of Consultant.

Each party has read this Agreement and agrees to abide by the terms hereof:

/s/David Feingold                        /s/Larry Provost
Authorized signature for and on           Authorized signature for and on
behalf of Feingold & Kam, IBC, an         behalf of Sloan Electronics, Inc.,
International Business Company            a Del. Corporation
5/5/1999   Date                           5/5/1999   Date